Exhibit 19.1

NUVALENT, INC.

AMENDED AND RESTATED INSIDER TRADING POLICY

This memorandum sets forth the policy of Nuvalent, Inc. (the “Company”) regarding trading in the Company’s securities as described below and the disclosure of information concerning the Company. This Amended and Restated Insider Trading Policy (as amended and restated, the “Insider Trading Policy”) is designed to prevent insider trading or the appearance of impropriety, to satisfy the Company’s obligations to reasonably supervise the activities of Company personnel and to publicly disclose information related to the Company’s insider trading policies and practices and the use of certain trading arrangements by certain Insiders (as defined below), and to help Company personnel avoid the severe consequences associated with violations of insider trading laws. It is your obligation to understand and comply with this Insider Trading Policy.

PART I. OVERVIEW

A. To Whom does this Insider Trading Policy Apply?

This Insider Trading Policy is applicable to the Company’s directors, officers (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934 (the “Exchange Act”)), employees and designated consultants (collectively, and solely for the purposes of this Insider Trading Policy, these persons are referred to as “Insiders”) and applies to any and all transactions by such persons and their Affiliated Persons (as defined below) in the Company’s securities, including its common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities.

All Insiders must comply with the trading prohibitions set forth in Part I, Section B of this Insider Trading Policy (the “Trading Prohibitions”). In addition, all Insiders must comply with the Trading Procedures set forth in Part II of this Insider Trading Policy (the “Trading Procedures”). Generally, the Trading Procedures establish trading windows outside of which all Insiders will be restricted from trading in the Company’s securities and also require pre-clearance and post-transaction notification by certain Insiders with respect to transactions in the Company’s securities.

This Insider Trading Policy, including, if applicable, the Trading Procedures, also applies to the following persons (collectively, these persons and entities are referred to as “Affiliated Persons”):

•
any spouse, child, parent, significant other or other family member of an Insider, in each case, living in the same household as the Insider and any other person who shares the same address as the Insider (other than (a) an employee or tenant of the Insider or (b) another unrelated person whom the Compliance Officer (as defined below), or the Chief Executive Officer in the case of the Compliance Officer, determines should not be covered by this Insider Trading Policy);
•
all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which an Insider or such Insider’s Affiliated Persons have the ability to influence or direct investment decisions concerning securities; provided, however, that this Insider Trading Policy shall not apply to any such entity that has established its own insider trading controls and procedures in compliance with applicable securities laws designed to ensure that such Insider and such Insider’s Affiliated Persons cannot influence transactions by the entity involving the Company’s securities.

Notwithstanding the foregoing, nothing in this Insider Trading Policy is intended to limit the ability of a venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws. In addition, nothing in this Insider Trading Policy is intended to limit the ability of any Insider to sell Company securities as a selling stockholder in an underwritten public offering pursuant to an effective registration statement in accordance with applicable securities law.

You are responsible for ensuring compliance with this Insider Trading Policy, including, if applicable, the Trading Procedures, by all of your Affiliated Persons.

In the event that you leave the Company for any reason at a time when you or your Affiliated Persons are aware of material, nonpublic information concerning the Company, the Trading Prohibitions will continue to apply to you and your Affiliated Persons until the first trading day after any material, nonpublic information known to you has become public or is no longer material.

While this Insider Trading Policy does not apply to transactions by the Company itself, transactions by the Company will only be made in accordance with applicable U.S. federal securities laws, including those related to insider trading.

B. What is Prohibited by this Insider Trading Policy?

It is generally illegal for you to trade in the securities of the Company, whether for your account or for the account of another, while in the possession of material, nonpublic information about the Company. It is also generally illegal for you to disclose material, nonpublic information about the Company to others who may trade on the basis of that information. These illegal activities are commonly referred to as “insider trading.”

Except as otherwise provided in Part III of this Insider Trading Policy, when you know or are in possession of material, nonpublic information about the Company, whether positive or negative, you are prohibited from the following activities:

•
purchasing, selling or gifting (whether for your account or for the account of another) the Company’s securities, which includes common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities;
•
giving trading advice of any kind about the Company; and
•
disclosing the material, nonpublic information about the Company, whether positive or negative, to anyone else who might then trade, or recommending to anyone that they purchase or sell the Company’s securities when you are aware of material, nonpublic information (these practices are commonly known as “tipping”).

In addition, you may not:

•
purchase, sell or gift any securities of another company while you are aware of any material, nonpublic information concerning such other company that you learned in the course of your service as a director, officer, employee or consultant of the Company or recommend to another person that they do so; or
•
tip or otherwise disclose to any other person any material, nonpublic information concerning another company that you learned in the course of your service as a director, officer, employee or consultant of the Company.

These prohibitions continue whenever and for as long as you know or are in possession of material, nonpublic information. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

C. What is Material, Nonpublic Information?

This Insider Trading Policy prohibits you from trading in the Company’s securities if you are in possession of information about the Company that is both “material” and “nonpublic.” If you have a question whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Chief Legal Officer of the Company (the “Compliance Officer”).

“Material” Information

Information about the Company is “material” if it could reasonably be expected to affect the investment or voting decisions of a stockholder or investor, or if the disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following items are types of information that should be considered carefully to determine whether they are material:

•
developments regarding any programs in preclinical or clinical development, including recent regulatory interaction and/or data that have been recently generated from ongoing or recently completed preclinical or clinical trials;
•
developments regarding the intellectual property and/or freedom to operate for any of the current programs or product candidates under development;
•
projections of future earnings or losses, or other earnings guidance;
•
earnings or revenue that are inconsistent with the consensus expectations of the investment community;
•
potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;

•
pending or proposed corporate mergers, acquisitions, tender offers, joint ventures or dispositions of significant assets;
•
changes in management or the Board of Directors;
•
significant actual or threatened litigation or governmental investigations or major developments in such matters;
•
a cybersecurity incident;
•
significant developments regarding products, customers, suppliers, orders, contracts or financing sources (e.g., the acquisition or loss of a contract);
•
changes in dividend policy, declarations of stock splits, or public or private sales of additional securities;
•
potential defaults under the Company’s credit agreements or indentures, or the existence of material liquidity deficiencies; and
•
bankruptcies or receiverships.

By including the list above, the Company does not mean to imply that each of these items above is per se material. The information and events on this list still require determinations as to their materiality (although some determinations will be reached more easily than others). For example, some new products or contracts may clearly be material to an issuer; yet that does not mean that all product developments or contracts will be material. This demonstrates, in our view, why no “bright-line” standard or list of items can adequately address the range of situations that may arise. Furthermore, the Company cannot create an exclusive list of events and information that have a higher probability of being considered material.

The Securities and Exchange Commission (the “SEC”) has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of the Company’s securities.

“Nonpublic” Information

Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally. To show that information is public, it is necessary to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release through a widely disseminated news or wire service, or by other means that are reasonably designed to provide broad public access. Before a person who possesses material, nonpublic information can trade, there also must be adequate time for the market as a whole to absorb the information that has been disclosed. For the purposes of this Insider Trading Policy, information will be considered public after the close of trading on the first full trading day following the Company’s public release of the information.

For example, if the Company announces material, nonpublic information of which you are aware before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Wednesday. However, if the Company announces this material information after trading begins on that Tuesday, the first time that you can buy or sell Company securities is the opening of the market on Thursday.

D. What are the Penalties for Insider Trading and Noncompliance with this Insider Trading Policy?

Both the SEC and the national securities exchanges, through the Financial Industry Regulatory Authority (FINRA), investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Attorneys, pursue insider trading violations vigorously. For instance, cases have been successfully prosecuted against trading by employees in foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

The penalties for violating insider trading or tipping rules can be severe and include:

•
disgorgement of the profit gained or loss avoided by the trading;
•
payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of such violation, have purchased or sold, as applicable, securities of the same class;
•
payment of criminal penalties;
•
payment of civil penalties;
•
being barred from service as an officer or director of a public company; and
•
imprisonment.

The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties and criminal penalties, and could under certain circumstances be subject to private lawsuits.

Violation of this Insider Trading Policy or any federal or state insider trading laws may subject the person violating such policy or laws to disciplinary action by the Company up to and including termination. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Insider Trading Policy has been violated. The Company may determine that specific conduct violates this Insider Trading Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

E. How Do You Report a Violation of this Insider Trading Policy?

If you have a question about this Insider Trading Policy, including whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Compliance Officer. In addition, if you violate this Insider Trading Policy or any federal or state laws governing insider trading, or know of any such violation by any Insider, you should report the violation immediately to the Compliance Officer. However, if the conduct in question involves the Compliance Officer, or if you have reported such conduct to the Compliance Officer and you do not believe the Compliance Officer has dealt with it properly, or if you do not feel that you can discuss the matter with the Compliance Officer, you may raise the matter with the Chief Executive Officer.

PART II. TRADING PROCEDURES

A. Special Trading Restrictions

In addition to the Trading Prohibitions set forth above, Insiders and their Affiliated Persons are subject to the following special trading restrictions, except as otherwise provided in Part III of this Insider Trading Policy:

•
No Trading During Regular Blackout Windows. No Insider or Affiliated Person may purchase, sell or gift Company securities during the period beginning on the first calendar day following the completion of the Company’s fiscal quarter and ending upon completion of the first full trading day after the Company’s public announcement of earnings for such quarter (a “Regular Blackout Window”).
•
No Trading During Special Blackout Windows. There are times when the Company or certain members of its Board of Directors or senior management or support staff may be aware of a material, nonpublic development. Although an Insider may not know the specifics of such development, if an Insider engages in a purchase, sale or gift before such development is disclosed to the public or resolved, such Insider and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute. In addition, a purchase, sale or gift by an Insider during such a period could result in adverse publicity for the Company. Therefore, Insiders may not purchase, sell or gift Company securities if they are notified by the Compliance Officer that the trading window is closed (a “Special Blackout Window”). Regular Blackout Windows and Special Blackout Windows are each referred to as “Blackout Windows” in this Insider Trading Policy. The Compliance Officer will subsequently notify the Insiders once the material, nonpublic development is disclosed to the public or resolved and that, as a result, the trading window is again open.
•
No Short Sales. No Insider may at any time sell any securities of the Company that are not owned by such Insider at the time of the sale (a “short sale”).
•
No Purchases or Sales of Derivative Securities or Hedging Transactions. No Insider may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time.
•
No Company Securities Subject to Margin Calls. No Insider may use the Company’s securities as collateral in a margin account.
•
No Pledges. No Insider may pledge Company securities as collateral for a loan (or modify an existing pledge).

B. Pre-Clearance Procedures

Except as otherwise provided in Part III of this Insider Trading Policy, none of the Company’s directors or officers (as defined in Rule 16a-1(f) under the Exchange Act), nor any other Insider as may be designated from time to time by the Board of Directors or the Compliance Officer (collectively, the “Further Restricted Insiders”), may purchase, sell, gift, transfer, or otherwise acquire or dispose of Company securities, either directly or indirectly, unless the transaction has been approved by the Compliance Officer in accordance with the procedures set forth below. The Compliance Officer will review and either approve or prohibit all such proposed transactions by Further Restricted Insiders in accordance with the procedures set forth below. The Compliance Officer may consult with the Company’s other officers and/or outside legal counsel and will receive approval for his or her own such transactions from the Chief Executive Officer.

1.
Procedures. No Further Restricted Insider may engage in transactions subject to this Part II, Section B until:
•
The Further Restricted Insider has notified the Compliance Officer (or the Chief Executive Officer as applicable) of the amount and nature of the proposed transaction using the Stock Transaction Request form attached to this Insider Trading Policy, or any other form approved by the Company for this purpose, including whether the transaction is proposed to be effected pursuant to a contract, instruction or written plan that is intended either to satisfy the affirmative defense conditions of Rule 10b5-1(c) (for the avoidance of doubt, transactions pursuant to pre-approved Rule 105-1 Plans meeting the conditions specified in Part III, Section A below are not required to be pre-cleared) or to constitute a non-Rule 10b5-1 trading arrangement (as defined in Item 408(c) of Regulation S-K). In order to provide adequate time for the preparation of any required reports under Section 16 of the Exchange Act, a Stock Transaction Request or other applicable form should, if practicable, be received by the Compliance Officer (or the Chief Executive Officer as applicable) at least two (2) business days prior to the intended transaction date;
•
The Further Restricted Insider has certified to the Compliance Officer (or the Chief Executive Officer as applicable) in writing prior to the proposed transaction that the Further Restricted Insider is not in possession of material, nonpublic information concerning the Company;
•
The Further Restricted Insider has informed the Compliance Officer (or the Chief Executive Officer as applicable) using the Stock Transaction Request form attached hereto, or any other form approved by the Company for this purpose, whether, to the Further Restricted Insider’s best knowledge, (a) the Further Restricted Insider has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act and (b) the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), and whether the transaction meets all of the applicable conditions of Rule 144; and
•
The Compliance Officer (or the Chief Executive Officer as applicable) or his or her designee has approved the transaction and has certified such approval in writing. Such certification may be made via digitally-signed electronic mail.

The Compliance Officer (or the Chief Executive Officer as applicable) does not assume the responsibility for, and approval from the Compliance Officer (or the Chief Executive Officer as applicable) does not protect the Further Restricted Insider from, the consequences of prohibited insider trading.

2.
Additional Information.

Further Restricted Insiders shall provide to the Compliance Officer (or the Chief Executive Officer as applicable) any documentation reasonably requested by him or her in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for denial of approval by the Compliance Officer (or the Chief Executive Officer as applicable).

3.
No Obligation to Approve Transactions.

The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer (or the Chief Executive Officer as applicable) to approve any transaction requested by a Further Restricted Insider. The Compliance Officer (or the Chief Executive Officer as applicable) may reject any transaction request at his or her sole discretion.

4.
Completion of Transactions.

After receiving written clearance to engage in a transaction from the Compliance Officer (or the Chief Executive Officer as applicable) or his or her designee, a Further Restricted Insider must complete the proposed transaction within two (2) business days or make a new transaction request. If following receipt of pre-clearance of a transaction and prior to completion of the transaction, a Further Restricted Insider becomes aware of material, nonpublic information or becomes subject to a Blackout Window, the Further Restricted Insider must make a new transaction request and the transaction may not be completed to the extent prohibited under this Insider Trading Policy.

5.
Post-Transaction Reporting.

The completion of any transactions by a Further Restricted Insider subject to pre-clearance under Part II, Section B, as well as any transactions effected by a Further Restricted Insider pursuant to a Rule 10b5-1 Plan (as defined below), must be reported to the Compliance Officer by completing the “Confirmation of Transaction” section of the Stock Transaction Request form attached to this Insider Trading Policy, or any other form approved by the Company for this purpose, on the same day in which such a transaction occurs. Each report a Further Restricted Insider makes to the Compliance Officer should include the date of the transaction, quantity of shares, price and broker-dealer through which the transaction was effected and indicate whether the transaction was effected pursuant to a contract, instruction or written plan that is intended either to satisfy the affirmative defense conditions of Rule 10b5-1(c) or to constitute a non-Rule 10b5-1 trading arrangement (as defined in Item 408(c) of Regulation S-K). This reporting requirement may be satisfied by sending (or having such Further Restricted Insider’s broker send) duplicate confirmations of trades with all such required information to the Compliance Officer if such information is received by the Compliance Officer on or before the required date. Compliance by directors and officers with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally must report changes in ownership of Company securities within two (2) business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.

6.
Deemed Time of a Transaction.

For purposes of this Part II, Section B, a purchase, sale, gift, transfer or other acquisition or disposition shall be deemed to occur at the time the person becomes irrevocably committed to it (for example, in the case of an open market purchase or sale, this occurs when the trade is executed, not when it settles).

PART III. EXEMPTIONS

A. Pre-Approved Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans and purchase and sale contracts or instructions that meet certain requirements. A binding contract, written plan or specific instruction that satisfies the applicable affirmative defense conditions of Rule 10b5-1(c), including, as applicable, the requirements applicable to an eligible sell-to-cover transaction as defined in Rule 10b5-1(c)(1)(ii)(D)(3), or for which the affirmative defense is available under Rule 10b5-1(c) because such plan was adopted prior to February 27, 2023, met the affirmative defense conditions in effect at the time of adoption, and was not modified or changed on or after February 27, 2023 (a “Rule 10b5-1 Plan”) enables Insiders to establish arrangements to trade in Company securities outside of the Company’s trading windows, even when in possession of material, nonpublic information.

Transactions effected pursuant to a Rule 10b5-1 Plan will not be subject to the Trading Prohibitions or the Trading Procedures, and Insiders will not be required to complete a Stock Transaction Request form for such transactions, if the Rule 10b5-1 Plan is:

•
documented in writing; and
•
pre-approved by the Compliance Officer (or the Chief Executive Officer in the case of a Rule 10b5-1 Plan proposed by the Compliance Officer).

The Compliance Officer (or the Chief Executive Officer, as applicable) may refuse to approve a Rule 10b5-1 Plan as he or she deems appropriate including, without limitation, if he or she determines that such plan does not satisfy the requirements of Rule 10b5-1. Any modification or termination of an Insider’s Rule 10b5-1 Plan (including, without limitation, any change to the amount, price or timing of any purchase or sale thereunder) requires pre-approval by the Compliance Officer (or the Chief Executive Officer, as applicable).

Notwithstanding the foregoing, any transaction pursuant to a Rule 10b5-1 Plan by a Further Restricted Insider must be timely reported following the transaction in accordance with the post-transaction reporting procedures described in Part II, Section B.5 above.

B. Other Transactions

1.
Exercise of Stock Options or Other Equity Awards. The Trading Prohibitions and the Trading Procedures do not apply to the exercise of an option to purchase securities of the Company or any other equity award of the Company in a manner permitted by the applicable equity award agreement; provided, however, that the securities so acquired may not be sold (either outright or in connection with a “cashless” exercise transaction through a broker) while the Insider (together with the Insider’s Affiliated Persons) is aware of material, nonpublic information or during a Blackout Window (as defined in Part II, Section A).

However, the exercise of a stock option or other equity award of the Company is subject to the current reporting requirements of Section 16 of the Exchange Act and, therefore, Further Restricted Insiders must comply with the post-transaction reporting procedures described in Part II, Section B.5 above for any such transaction, notwithstanding the exemption provided above. In addition, the securities acquired upon the exercise of an option to purchase Company securities or other equity award of the Company are subject to all of the requirements of this Insider Trading Policy, including the Trading Prohibitions and the Trading Procedures. Moreover, the Trading Prohibitions and the Trading Procedures shall apply to any sale of stock as part of a broker-assisted cashless exercise of an option or other equity award of the Company, or any other market sale of Company securities for the purpose of generating the cash needed to pay the exercise price of an option or other equity award of the Company.

2.
Tax Withholding. The Trading Prohibitions and the Trading Procedures do not apply to the surrender of shares of stock or other equity interests to the Company under any restricted stock award, restricted stock units or other equity award of the Company to satisfy applicable tax withholding requirements in each case in a manner permitted by the applicable equity award agreement.
3.
Other Transactions with the Company. The Trading Prohibitions and the Trading Procedures do not apply to other purchases of securities from the Company (including elections to participate in the Company’s employee stock purchase plan (“ESPP”) and purchases thereunder, provided that the shares to be issued under the ESPP will be issued by the Company out of authorized but unissued shares and will not involve open market purchases) or sales of securities to the Company; provided, however, that if the transaction involves the exercise of stock options or other equity awards or the surrender of shares or other equity interests to the Company to satisfy applicable tax withholding requirements, the transaction must be permitted by Part III, Section B.1 and Part III, Section B.2, respectively.
4.
Gifts. The Trading Prohibitions and the Trading Procedures do not apply to bona fide gifts that are approved in advance by the Company.
5.
Individual Account Plans. The Trading Prohibitions and the Trading Procedures do not apply to acquisitions or dispositions of Company securities under the Company’s 401(k) or other individual account plan that are made pursuant to standing instructions, in a form approved by the Company, that are not entered into or modified while the Insider is aware of material, nonpublic information or during a Blackout Window.

PART IV. Miscellaneous

A. Waivers and Amendments

A waiver of any provision of this Insider Trading Policy in a specific instance may be authorized in writing by the Compliance Officer (or the Chief Executive Officer in the case of a waiver with respect to the Compliance Officer), or his or her designee, and any such waiver shall be reported to the Audit Committee of the Board of Directors (the “Audit Committee”). An amendment of any provision of this Insider Trading Policy must be authorized in writing by the Audit Committee.

B. Limitation on Liability

None of the Company, the Compliance Officer, the Chief Executive Officer or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for approval of a transaction or a Rule 10b5-1 Plan pursuant to the procedures described above. Notwithstanding any approval of a transaction or a Rule 10b5-1 Plan, none of the Company, the Compliance Officer, the Chief Executive Officer or the Company’s other employees assumes any liability for the legality or consequences of such transaction or Rule 10b5-1 Plan to the person engaging in or adopting such transaction or Rule 10b5-1 Plan.

C. Regulation BTR

If the Company is required to impose a “pension fund blackout period” under Regulation BTR, each director and officer shall not, directly or indirectly sell, purchase or otherwise transfer during such blackout period any equity securities of the Company acquired in connection with the service of such person as a director or officer of the Company, except as permitted by Regulation BTR.

D. Education

The Company shall take reasonable steps designed to ensure that Insiders are educated about, and periodically reminded of, the federal securities law restrictions and Company policies regarding insider trading.

E. Assistance

The Company shall provide reasonable assistance to all directors and officers, as requested by such directors and officers, in connection with the filing of Forms 3, 4 and 5 under Section 16 of the Exchange Act. However, the ultimate responsibility, and liability, for timely filing remains with the directors and officers.

PART IV. ACKNOWLEDGEMENT

This Insider Trading Policy will be delivered to all current Insiders and to all directors, officers, employees and designated consultants at the start of their employment or relationship with the Company. Upon first receiving a copy of this Insider Trading Policy, each individual must acknowledge that he or she has received a copy and agrees to comply with the terms of this Insider

Trading Policy, and, if applicable, the Trading Procedures contained herein. The acknowledgment attached hereto must be returned within ten (10) days of receipt to:

Deborah Miller

Chief Legal Officer

Nuvalent, Inc.

One Broadway, 14th Floor

Cambridge, MA 02142

This acknowledgment will constitute consent for the Company to impose sanctions for violation of the Insider Trading Policy and to issue any necessary stop-transfer orders to the Company’s transfer agent to ensure compliance.

All Insiders will be required upon the Company’s request to re-acknowledge and agree to comply with the Insider Trading Policy (including any amendments or modifications). For such purpose, an individual will be deemed to have acknowledged and agreed to comply with the Insider Trading Policy, as amended from time to time, when copies of such items have been delivered by regular or electronic mail (or other delivery option used by the Company) by the Compliance Officer or his or her designee.

* * *

Questions regarding this Insider Trading Policy are encouraged and may be directed to the Compliance Officer.

This Amended and Restated Insider Trading Policy is being adopted on September 27, 2024.

EXHIBIT A

STOCK TRANSACTION REQUEST

Pursuant to Nuvalent, Inc.’s Amended and Restated Insider Trading Policy, I hereby notify Nuvalent, Inc. (the “Company”) of my intent to purchase, sell, gift, transfer, or otherwise acquire or dispose of Company securities, either directly or indirectly, as indicated below:

REQUESTER INFORMATION
Insider's Name:

INTENT TO PURCHASE
Number of shares:
Intended trade date:
Means of acquiring	☐	Acquisition through employee benefit plan (please specify):
shares:

	☐	Purchase through a broker on the open market

	☐	Other (please specify): ___________________________________________________

INTENT TO SELL
Number of shares:
Intended trade date:
Means of selling	☐	Sale through employee benefit plan (please specify):
shares:

	☐	Sale through a broker on the open market

	☐	Other (please specify): ___________________________________________________

INTENT TO GIFT OR OTHERWISE TRANSFER
Number of shares:
Intended gift/transaction date:
Nature of gift/transaction:

SECTION 16		RULE 144 (Not applicable if transaction requested involves a purchase)

☐	I am not subject to Section 16.	☐

I am not an “affiliate” of the Company and the transaction requested above does not involve the sale of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended).

☐	To the best of my knowledge, I have not (and am not deemed to have) engaged in an opposite way transaction within the previous 6 months that was not exempt from Section 16(b) of the Exchange Act.	☐	To the best of my knowledge, the transaction requested above will meet all of the applicable conditions of Rule 144.
☐	None of the above.	☐	The transaction requested is being made pursuant to an effective registration statement covering such transaction.
		☐	None of the above.

Rule 10B5-1 Plan OR non-Rule 10b5-1 trading arrangement

☐	This transaction will be made pursuant to a contract, instruction or written plan that is intended to satisfy the affirmative defense conditions of Rule 10b5-1(c).

☐	This transaction will be made pursuant to a contract, instruction or written plan that is intended to constitute a non-Rule 10b5-1 trading arrangement (as defined in Item 408(c) of Regulation S-K).

If checking either box above, please provide a description of the material terms of the trading arrangement (other than terms with respect to price), including the proposed duration of the trading arrangement and the aggregate number of securities that may be purchased or sold pursuant to the trading arrangement:

CERTIFICATION

I hereby certify that I am not (1) in possession of any material, nonpublic information concerning the Company, as defined in the Company’s Amended and Restated Insider Trading Policy and (2) proposing to transact in any securities of the Company in contravention of the restrictions under the Company’s Amended and Restated Insider Trading Policy. I understand that, if I trade while possessing such information or engage in transactions in violation of such restrictions, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company including termination.

	Insider's Signature		Date
AUTHORIZED APPROVAL

	Signature of Compliance Officer (or designee)		Date

*NOTE: Multiple lots must be listed on separate forms or broken out herein.

CONFIRMATION OF TRANSACTION

Insider's Name:

Number of Shares:

Date of Transaction:

Type of Transaction:		☐ Purchase ☐ Sale ☐ Gift ☐ Other Transfer: ________________________________________________

Price per Share:	$

Executing Broker:

☐ This transaction was made pursuant to a contract, instruction or written plan that is intended to satisfy the affirmative defense conditions of Rule 10b5-1(c).

☐ This transaction was made pursuant to a contract, instruction or written plan that is intended to constitute a non-Rule 10b5-1 trading arrangement (as defined in Item 408(c) of Regulation S-K).

If checking either box above, please provide the date on which the contract, instruction or written plan was pre-approved under the Company's Amended and Restated Insider Trading Policy and the date on which the contract, instruction or written plan was adopted:

Date of Pre-Clearance:

Date of Adoption:

Insider's Signature		Date

EXHIBIT B

ACKNOWLEDGMENT

I hereby acknowledge that I have read, that I understand, and that I agree to comply with, the Amended and Restated Insider Trading Policy (as amended and restated, the “Insider Trading Policy”) of Nuvalent, Inc. (the “Company”). I further acknowledge and agree that I am responsible for ensuring compliance with the Insider Trading Policy and the Trading Procedures included therein by all of my “Affiliated Persons” (including such persons listed below). I also understand and agree that I will be subject to sanctions, including termination of employment, that may be imposed by the Company, in its sole discretion, for violation of the Insider Trading Policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of any Company securities in a transaction that the Company considers to be in contravention of the Insider Trading Policy.

Date:	Signature:

Name

Title:

Affiliated Persons